Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement (No. 33-60781) on Form S-8 of UniFirst Corporation Profit Sharing Plan of our report dated June 20, 2007, with respect to the statements of net assets available for benefits of UniFirst Corporation Profit Sharing Plan as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and the related supplemental schedules, which report appears in the December 31, 2006 annual report on Form 11-K of UniFirst Corporation Profit Sharing Plan.

/s/ Sullivan Bille, P.C.

Tewksbury, MA

June 20, 2007